FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports Fourth Quarter and Full Year 2012 Results

BAODING, Hebei, China – March 18, 2013 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced audited financial results for the fourth quarter and full year 2012 ended December 31, 2012.

Financial Highlights:

US$ million	4Q 2012	YOY Change	FY 2012	YOY Change
Revenue	43.5	11.9%	151.1	0.3%
Corrugating medium paper	30.9	125.4%	95.8	117.7%
Offset printing paper	11.7	-49.7%	49.1	-50.1%
Digital photo paper	0.9	-52.9%	6.2	-25.0%
Gross profit	6.7	-20.0%	27.1	-17.9%
Gross margin	15.4%	-6.1pp	17.9%	-4.0pp
Corrugating medium paper	15.4%	-11.3pp	18.5%	-10.0pp
Offset printing paper	15.7%	-2.1pp	16.2%	-1.8pp
Digital photo paper	10.6%	-18.6pp	23.3%	-10.2pp
Loss on impairment of assets	2.8	N/A	2.8	N/A
Operating income	3.0	-60.6%	21.0	-30.3%
Net income	2.0	-63.6%	14.7	-32.2%
EBITDA	5.2	40.9%	29.3	-15.3%

Note: Pp represents percentage points.

Key Highlights for Fourth Quarter 2012:

•	Record quarterly revenue of $43.5 million, driven by accelerating ramp-up of new 360,000 tonnes-per-year Corrugating Medium Paper (“CMP”) production line (PM6)[1] with sales volume up by 154% YoY.
•	Profitability affected by continuing weak product prices and a $2.8 million, one-time impairment loss due to the planned renewal of legacy line (PM1)[1].
•	Excluding the non-cash charge related to the impairment loss, non-GAAP operating income was $5.7 million, and non-GAAP net income was $4.7 million.
•	Progress in tissue paper business expansion to capture higher value and high growth market

Key Highlights for Full Year 2012:

•	Total revenue of $151.1 million driven by CMP sales volume increasing 135% YoY to 254,500 tonnes, of which 69% were from the new production line launched in December 2011.
•	Excluding the non-cash charge related to the impairment loss, non-GAAP operating income was $23.6 million, and non-GAAP net income was $17.3 million.
•	Cash position significantly improved to $13 million supported by strong cash flow from operations.
•	Board implemented regular dividend payout after its first quarterly cash dividend of $0.0125 per share in the second quarter of 2012.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “2012 has been a difficult year for the paper industry in China and product prices have been weak for the most part. As we disclosed to the market in previous quarters, there were also operational disruptions back in the second and early third quarters that have all been resolved. Nevertheless, we were able to record the highest quarterly revenue ever in the fourth quarter for $43.5 million and also successfully began the ramp-up of our new CMP production line PM6, which boosted our sales volume by 154% in the fourth quarter. We will continue to accelerate this ramp up for 2013.”

“As China continues to develop, we see a sustainable long term growth demand for paper, and prospects remain bright for Orient Paper, particularly in North China, where we have strengthened our cost-leadership position. With CMP as our core business, we have just begun the renovation of our legacy 150,000 tonnes-per-year production line PM1 in anticipation of increased regulatory concerns on energy efficiencies and to further upgrade the quality of our CMP products. The renewal program will provide us with an increased annual capacity of 250,000 tonnes for PM1 upon completion next year. As a result, the Company has made a provision of a one-off impairment loss of US$2.8 million for 2012 in anticipation of this renovation,” continued Mr. Liu.

Mr. Liu added, “Furthermore, we are pleased that our cash position has improved significantly, supported by strong recurring cash flows from operations that will give us the necessary fuel to fund our business expansion plans. In the last quarter, Orient Paper also made head-start progress in our tissue business expansion where we are aiming to capture the growing demand in the underpenetrated market especially here in North China.”

Financial Review:

Quarter ended December 2012 Financial Results compared with quarter ended December 2011

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 4Q 2012 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	83,769	153.6%	30.9	125.4%	369	-11.1%
Offset Printing Paper	16,823	-42.2%	11.7	-49.7%	697	-13.0%
Digital Photo Paper	237	-49.5%	0.9	-52.9%	3,720	-6.7%

Revenue

Total Revenue in the fourth quarter of 2012 was $43.5 million, increased 11.9% from $38.9 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP in the quarter increased 125.4% to $30.9 million, representing 71.0% of total revenue. The increase was a direct outcome of the ramp up of the new production line PM6.
-	Volumes sold during the fourth quarter were up 153.6% to 83,769 tonnes, of which 63,689 tonnes, or 76.0%, of total CMP sold in the fourth quarter of 2012 were produced by PM6.
-	ASP decreased 11.1% year-over-year to $369/tonne in the fourth quarter of 2012, due to the prevailing economic slowdown in China, and the Chinese government’s efforts to cool off domestic construction activities.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter decreased 49.7% to $11.7 million, representing 27.0% of total revenue.
-	Volumes sold during the quarter were down 42.2% to16,823 tonnes. In the fourth quarter of 2011, 5,884 tonnes was sold from the trading activities, while none were sold in the fourth quarter of 2012, due to the suspension of all trading activities of offset printing paper since the first quarter of 2012, since the lower ASP affected trading margins severely.
-	ASP decreased 13.0% year-over-year to $697/tonne in the fourth quarter of 2012.
-	The decrease in revenue was mainly due to softening demand for printing paper in the North China region and lower ASP.

Digital Photo Paper

-	Revenue from digital photo paper in the quarter decreased 52.9% to $0.9 million, representing 2.0% of total revenue.
-	Volumes sold during the quarter dropped 49.5% to237 tonnes, resulting from the suspension of night-time operations due to intensifying restrictions from government urban planning officials and pressure from the residential community, owing to the increasing presence of residential buildings in the neighborhood.
-	ASP decreased 6.7% year-over-year to $3,720/tonne in the fourth quarter of 2012.

Cost of Sales

Cost of Sales in the fourth quarter of 2012 was $36.8 million, up 20.6%, primarily due to the increase in sales and revenue of CMP in the quarter, while costs per tonne for CMP moved slightly up by 2.6% to $312, as prices for the CMP raw material went up sharply by 25.3% by the end of the fourth quarter as compared to the end of the third quarter.

Gross Profit

Gross profit in the fourth quarter of 2012 was $6.7 million, down20.0% from $8.4 million for the fourth quarter of 2011. The decline was mainly due to the falling average selling prices of the offset printing paper and CMP.

Overall gross margin in the fourth quarter of 2012 was 15.4%, down from21.5% for the fourth quarter of 2011. Gross profit margins for CMP, offset printing paper and digital photo paper for the fourth quarter of 2012 were 15.4%, 15.7% and 10.6%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were $0.9 million for the fourth quarter of 2012, increased from $0.5 million for the fourth quarter of 2011.The increase was mainly due to the currency exchange gain/loss between intercompany transactions and increase in depreciation of properties and land use rights amortization, and the increase in wages and salary in the fourth quarter 2012.

Income from Operations& Operating Margin

Income from operations was $3.0 million for the fourth quarter of 2012, down 60.7% from$7.6 million for the fourth quarter of 2011, primarily due to weakened demand, and a provision of a one-off impairment loss of US$2.8 million for the renovation of the CMP production line PM1. Operating margin was subsequently lower at 6.9%, compared to 19.7% a year ago. Excluding the one off impairment loss, operating margin was 15.7%.

EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $5.2 million, down40.9% from $8.7 million. Excluding the one-off impairment loss, EBITDA was $8 million, (refer to Note 2 for a discussion of non-GAAP financial measures, including the reconciliation EBITDA to net income), mainly because of the $2.8 million one-off impairment loss charge for the PM1 renovation project.

Net Income

Net income was $2.0 million, down 63.6% from $5.5 million. Basic and diluted earnings per share for the fourth quarter of 2012 were $0.11 compared to $0.30 for the corresponding period of 2011.

Cash, Liquidity and Financial Position

The Company is now better capitalized and liquid with increased free cash flow and solid cash flows from its operating activities compared to the financial position at the end of 2011, with its cash position has recovered to normal levels after the construction of the new 360,000 tonnes-per-year CMP production line PM6.

As of December 31, 2012, cash and cash equivalents were $13.1 million, compared to $4.2 million at the end of 2011. Working capital was $21.9 million at the end of December 31, 2012. Short-term debt was $4.0 million, and long term debt was $3.9 million. As of December 31, 2012, shareholders’ equity totaled $142.7 million, compared to $127.5 million at the end of 2011.

In the full year of 2012, Orient Paper generated net cash flow from operating activities of $22.1 million, representing an increase of 18.7%, from $18.6 million for the corresponding period of 2011. The Company incurred $14.8 million in cash expenditures for the construction of ancillary facilities of the new PM6 production line, as well as facilities to house the new 75-tonne boiler, and additional power substation equipment.

Recent Developments

Operation Updates

Relocation plan and proposed sale of Headquarters estate

The Company has been notified of a recent Xushui County urban redevelopment plan mandate affecting the current site of our headquarters compound and Digital Photo Paper facility and the neighboring area, which will be re-zoned for residential use only. This mandate would require manufacturers, including Orient Paper, to eventually cease all operations currently conducted within this area.

To comply with this government mandate, the Company has initiated the process of relocating our offices and facilities to a new site. For this purpose, we have received a proposal from Hebei Fangsheng Real Estate Development Co. Ltd. (“Fangsheng”), a real estate development company recently formed by Mr. Zhenyong Liu, our Chairman and Chief Executive Officer, and have entered into negotiations concerning the potential sale of this property.

While we intend to continue negotiations with Fangsheng on an arm’s length basis, we are having the asset appraised by the independent appraisal firm designated by the government, and it is the intention of the Audit Committee to engage a second independent appraisal firm as well.

Environmental Inspection Update and First Quarter 2013 Earnings Alert

As announced earlier, the county-wide environmental inspection mandated by the government covering a wide range of manufacturers including the Company’s production facilities, was conducted recently in early March. The inspection proceeded smoothly for Orient Paper and the government made recommendations for further enhancement to our environmental protection measures, which include some improvement works to the sewage conduit. The improvement works were started immediately and completed on March 17, and all of our production activities have resumed as normal.

While the cost of the sewage works is estimated to be within $100,000, the three-week suspension due to the inspections has negatively impacted our earnings. We do not currently have an accurate estimate of the financial impact for the first quarter of 2013, but are expecting a significant decrease in the first quarter earnings.

Production Line Ramp Up

Orient Paper continued to ramp up its new 360,000 tonnes-per-year CMP line PM6 for the fourth quarter 2012, and the new production line has increased the average utilization rate to 69.0%, from 52.0% in the previous quarter. Ramping up further, the Company estimates annual production output for the new line to reach from 245,000to 271,000 tonnes for the year of 2013.

Renew Production Lines - Phase out old line and Rebuild new line

As announced earlier, Orient Paper will renovate its 150,000 tonnes-per-year CMP line PM1 in anticipation of increased regulatory concerns on energy efficiencies and to further upgrade the quality of its CMP products. Preparation for the renovation has started in March 2013 and is expected to be completed before the end of 2014, and during that time, production for this line will be suspended. The Company expects that once the renovated line comes online, it will have an increased capacity of 250,000 tonnes per year, or an estimated annual gross revenue of approximately $71.2 million (based on our current ASP) when utilization reaches 75%.

During this renovation, Orient Paper expects revenue impact to be limited as the Company plans to continue to ramp up utilization of its new CMP production line PM6.

As a result of the PM1 renovation, the Company made a provision of a one-off impairment loss of US$2.8 million for the fiscal year ended December 31, 2012 in anticipation of this renovation.

Business Updates

Tissue paper expansion

As announced in January 2013, Orient Paper has secured the land lease for a 49.4 acres of land (approximately 200,000 square meters) in the Wei County Economic Development Zone in Hebei for the lease payment of RMB3.6 million (US$580,000) per annum, for its new household/tissue paper production facilities.

In addition, the Company has signed the construction and installation contract for the first paper machine of its two household/tissue paper production lines, each having a designed capacity of 15,000 tonnes-per-year in these facilities. The consideration for the first tissue paper machine, designated as PM8, under the contract is RMB31 million (US$5.0 million), funded by the Company’s cash on hand, with installation targeted for completion by the end of the second quarter of 2014. The total estimated cost of the two tissue paper production lines and related facilities will be approximately US$43.5 million. We estimate future annual revenue from PM8 to be $18.7 million starting from fiscal 2015.

Fourth Quarter Dividend

In line with its earlier announced decision on a regular dividend payout, the Company announced on December6, 2012, another quarterly dividend of $0.0125 per share, with the record date on December 17, 2012. The dividends were paid on December 31, 2012.

Business Outlook

While the overall economic situation has yet to see significant improvements, the industry is expecting further consolidation and tightening of supply with strict reinforcement of environment protection requirements by the Chinese government. It is also widely expected that the ongoing mandatory closure of outdated capacities by the government will be continued in 2013. Furthermore, as there is a strong growing public demand for a clean and healthy environment, it is expected that all levels of the Chinese governments will elevate their reinforcement of environmental protection guidelines to protect the quality of air and water. Although our production has been affected by environmental inspections in the last few fiscal quarters, we place the environmental issues at top priority and are confident that our environmental protection measures and practices can withstand any public scrutiny.

Our gross profit margins have been squeezed by resistance over efforts to raise paper product ASPs, as well as rising raw material costs since the fourth quarter of 2012. However, due to the increasingly stringent environmental policy reinforcement efforts on paper mills, particularly the smaller operators, it is widely expected that paper supply will be noticeably suppressed in 2013 and may help push the ASP higher. We are cautiously optimistic about the mid-to-long term prospect of the Chinese paper market but will closely monitor our pricing policy and continue to improve the production efficiency in year 2013.

Looking ahead, Orient Paper will continue to focus relentlessly on business execution: increasing the ramp up of the new production line PM6 to increase sales volume and extract greater synergies and cost efficiencies in all aspects of its operations, while undertaking the renewal program of its legacy line. The Company will also speed ahead as planned with the building of its new tissue paper machines, which will start operating its first production line in mid-2014, while maintaining strong cash flows to support our investments.

2013 Guidance

In view of the production disruption for the government’s environment inspection in March, the Company expects revenues to be lower for the first quarter of 2013, compared to the corresponding period in 2012. Coupled with the suspension of the renovated legacy line PM1 and the prevailing low ASP rates, we believe 2013 will continue to be a challenging year in terms of earnings growth.

Revenues for the full year are expected to be in the range of between $144 million and $159 million, gross profit to be between $17 million and $19 million, net income to be between $9 million and $10 million, and basic and diluted earnings per share to be between $0.51 and $0.56.

Conference Call

The Company will host a conference call at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Tuesday, March 19, 2013, to discuss its quarterly and full year results and recent business activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	12152384

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	12152384

The replay will be archived for 14 days following the earnings announcement until April 1, 2013. A PowerPoint presentation can be downloaded on our website www.orientpaperinc.com.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1	Corrugating medium paper	150,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500	ONP’s Headquarters Compound
PM5	Digital photo paper	2,500**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines under renovation, under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

Fleishman-Hillard

T: +852-2530-0228

E: ir@orientpaperinc.com

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)

	For the Three Months Ended December 31		For Year Ended December 31
	2012	2011	2012	2011
Net income	$2.0	5.5	14.7	21.6
Add: Income tax	0.8	1.9	5.5	7.8
Add: Net interest expense	0.2	0.2	0.9	0.7
Add: Depreciation and amortization	2.2	1.1	8.4	4.4
EBITDA	$5.2	8.7	29.5	34.6

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND YEAR ENDED

DECEMBER 31, 2012 AND 2011

(Audited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$43,534,781	$38,912,952	$151,116,806	$150,747,316

Cost of Sales	(36,837,424)	(30,537,977)	(124,060,559)	(117,797,241)

Gross Profit	6,697,357	8,374,975	27,056,247	32,950,075

Selling, general and administrative expenses	(925,840)	(476,248)	(3,360,520)	(2,517,530)
Loss on impairment of assets	(2,762,349)	-	(2,762,349)	-
Gain/(Loss) from disposal of property, plant and equipment	46	(251,572)	45,288	(321,200)

Income from Operations	3,009,215	7,647,155	20,978,666	30,111,345

Other Income (Expense):
Interest income	12,951	5,132	30,674	36,437
Interest expense	(226,937)	(210,095)	(871,834)	(699,892)

Income before Income Taxes	2,795,228	7,442,192	20,137,506	29,447,890

Provision for Income Taxes	(794,117)	(1,939,159)	(5,464,843)	(7,799,226)

Net Income	2,001,112	5,503,033	14,672,663	21,648,664

Other Comprehensive Income:

Foreign currency translation adjustment	386,809	687,251	884,872	4,304,334

Total Comprehensive Income	$2,387,921	$6,190,284	$15,557,535	$25,952,998

Earnings Per Share:

Basic and Fully Diluted Earnings per Share	$0.11	$0.30	$0.79	$1.18
Weighted Average Number of Shares
Outstanding – Basic and Fully Diluted	18,459,775	18,350,186	18,456,781	18,349,332

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND DECEMBER 31, 2011

(Audited)

	December 31,	December 31,
	2012	2011
ASSETS

Current Assets
Cash and cash equivalents	$13,140,288	$4,165,446
Restricted cash	1,585,138	-
Accounts receivable (net of allowance for doubtful accounts of $57,643 and $76,752 as of December 31, 2012 and 2011, respectively)	2,836,335	3,820,696
Inventories	15,104,101	10,007,928
Prepayments and other current assets	5,401,705	5,071,215

Total current assets	38,067,567	23,065,285

Prepayment on property, plant and equipment	1,445,645	7,241,472
Property, Plant, and Equipment, net	122,391,456	114,651,107
Deferred tax asset	941,646	-

Total Assets	$162,846,324	$144,957,864

Current Liabilities
Short-term bank loans	$3,962,844	$2,833,619
Current portion of long-term debt from credit union	4,168,912	-
Loan from related parties	-	2,499,312
Accounts payable	1,012,906	2,766,554
Security deposit from related party	1,075,606	-
Notes payable	3,170,276	-
Accrued payroll and employee benefits	292,638	308,290
Other payables and accrued liabilities	1,262,284	1,589,541
Income taxes payable	1,255,457	1,744,253

Total current liabilities	16,200,923	11,741,569

Loan from credit union	1,561,361	5,690,852
Loan from related parties	2,315,239	-

Total liabilities	20,077,523	17,432,421

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,459,775 and 18,350,191 shares issued and outstanding as of December 31, 2012 and 2011, respectively	18,460	18,350
Additional paid-in capital	46,135,975	45,758,020
Statutory earnings reserve	5,963,960	5,863,442
Accumulated other comprehensive income	12,327,439	11,442,567
Retained earnings	78,322,967	64,443,064

Total stockholders' equity	142,768,801	127,525,443

Total Liabilities and Stockholders' Equity	$162,846,324	$144,957,864

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR YEAR ENDED DECEMBER 31, 2012 AND 2011

	Year Ended
	December 31,
	2012	2011

Cash Flows from Operating Activities:
Net income	$14,672,663	$21,648,664
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,382,859	4,424,531
Loss from impairment and disposition of property, plant and equipment	2,717,060	321,200
(Recovery from)/allowance for bad debts	(19,631)	37,087
Stock-based expense for service received	378,065	30,369
Deferred tax	(941,208)	-
Changes in operating assets and liabilities:
Accounts and notes receivable	1,029,978	(1,597,193)
Prepayments and other current assets	(295,763)	(4,803,656)
Inventories	(5,024,459)	(2,246,090)
Accounts payable	(1,771,968)	2,299,240
Notes payable	3,168,769	-
Accrued payroll and employee benefits	(17,306)	(39,473)
Other payables and accrued liabilities	453,548	(1,402,290)
Income taxes payable	(500,641)	(42,340)

Net Cash Provided by Operating Activities	22,231,966	18,630,049

Cash Flows from Investing Activities:
Prepayment/deposit for purchase of property, plant and equipment	(2,759,997)	(2,298,633)
Refund of prepayment for purchase of property, plant and equipment	3,112,571	-
Security deposit from related party	1,075,095
Purchases of property, plant and equipment	(13,518,955)	(25,424,280)
Proceeds from disposal of property, plant and equipment	175,593	271,508

Net Cash Used in Investing Activities	(11,915,693)	(27,451,405)

Cash Flows from Financing Activities:
Proceeds from related party loans	1,030,097	200,000
Repayment of related party loans	(1,230,097)	(2,091,596)
Proceeds from bank loans	5,941,441	8,389,626
Repayments of bank loans	(4,832,372)	(5,001,239)
Proceeds from issuing of common stock	-	-
Restricted cash	(1,584,384)	-
Dividend paid	(692,242)	-

Net Cash (Used in)/Provided by Financing Activities	(1,367,557)	1,496,791

Effect of Exchange Rate Changes on Cash and Cash Equivalents	26,126	141,903

Net Increase/(Decrease) in Cash and Cash Equivalents	8,974,842	(7,182,662)

Cash and Cash Equivalents - Beginning of Period	4,165,446	11,348,108

Cash and Cash Equivalents - End of Period	$13,140,288	$4,165,446

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$486,278	$689,869
Cash paid for income taxes	$6,909,690	$7,841,566

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